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                                                                    Exhibit 99.2

                                  ADSTAR, INC.

                           MODERATOR: LESLIE BERNHARD
                                NOVEMBER 15, 2004
                      APPROXIMATELY 4:15 P.M. EASTERN TIME

Operator:   Good day, everyone. Welcome to the AdStar, Inc., third quarter earnings conference call. At this time, I would like to inform you that this conference is being recorded, and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation. We would like to remind you this conference call contains forward-looking statements concerning the business and products of the company. Actual results may differ from those projected or implied by such forward-looking statements, depending upon a number of risks and uncertainties, including, but not limited to, the following: historical business (as) already mature, new online business is unproven and may not generate expected revenues, and Internet security risks. Other risks inherent in the business of the company are described in the Securities and Exchange Commission filings, including the company's annual report on Form (10-KSB). The company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this call. At this time, I would like to turn the call over to the President and Chief Executive Officer of AdStar, Inc.,
            Ms. Leslie Bernhard.
Leslie Bernhard: Thank you, Mark. And thank you all for joining us today. I have prepared an opening statement, and following that, I've asked Jeff
            Baudo, our COO; Tony Fidaleo, our CFO; and Ben Smylie, our Senior VP of Sales and Marketing, to offer some comments (and) our third quarter highlights in each of their respective areas of responsibility. AdStar's (an) ASP and is positioned as the leading provider of outsourced e-commerce services to newspapers. We measure our progress by several metrics: ASP transaction volume, ASP transaction value, ASP revenue, total revenue, gross margin, and gross profit. ASP transaction volume was flat, at 115,000 transactions. This lack of increase was due in its entirety to the recent circulation scandal that occurred during this period. Ad transactions to one of the newspapers involved was down over 3,000 from same period last year. Indications are that the impact has passed and volumes have returned to those anticipated. However, in spite of this, ASP transaction value was $19.3 million - up four percent over prior year. Our ASP revenue was $440,000 - up nine percent over prior year. Total revenue at 1.26 million - an increase of 90 percent. Our gross margin, 57 percent - a slight increase over last year. And our gross profit, $715,000 - a 94 percent increase over the prior year. In addition to these specific results, there are several other highlights from the quarter, including the implementation of a new sales strategy designed to accelerate sales and leverage outside resource. AdStar becomes the provider to the provider of systems and services to the newspaper industry. Ben
            Smylie will elaborate on this, as well as our recent announcement of a channel partnership with Atex Media Command, and also bring us up to date on the progress with Manheim. During the quarter, we launched an e-commerce recruitment capability for "The Washington
            Post" and "The Atlanta Journal and Constitution." Both newspapers can now effectively sell combination print and online recruitment ads in real time, 24-7, on the Web. We entered into marketing partnership with NMI - Northman Matrix International, located in
            Oulu, Finland. NMI is a provider of mobile marketing services to newspapers. Our intention is to couple this capability with our e-commerce services and provide SMS solutions to our newspaper customer base, allowing them to connect to both advertisers and subscribers through cell phones and PDAs. In addition, our agreement
            (allows) NMI to market AdStar's suite of e-commerce services to publishers in Europe. AdStar participated at the IFRA Conference held recently in Amsterdam. IFRA is the world's leading association for publishing, with more than 2,000 publishing companies and suppliers as members. All of this intended to support AdStar's expansion into the global market, which effectively doubles our market size. Although we pulled close to even EBITDA last quarter, this quarter we posted a negative-$254,000. Tony Fidaleo will speak to the components of this negative EBITDA. Our primary objective, and what we believe will provide the greatest shareholder value, is getting the company profitable. We have already undertaken major cost-cutting steps which will amount to just over $1 million in the aggregate. The effect of these steps will be evident in our Q1 2005 results. Jeff Baudo will speak to the specifics of this reduction.
            We continue to make significant strides in maintaining our dominant market position through the continued enhancement of our product and service offering, while


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            maintaining focus on our financial objectives. Tony, I'd like to ask you now, if you would, to take us through the negative EBITDA and share with us what those components were.
Tony Fidaleo: OK. As you mentioned, we went from negative-10,000 EBITDA in Q2 of
            '04 to approximately 254,000 negative EBITDA at the end of Q3 '04 - a deterioration of approximately $244,000. The reduction or the deterioration is primarily comprised of a - of a reduction in net revenues of $125,000 and a net increase in operating expenses of $119,000. The decrease in revenues is primarily related to customization (and) other, a one-time decrease of $122,000. I'll let Jeff - excuse me - I'll let Jeff Baudo speak more in detail about the makeup of those cost revenues. And the expense side is primarily a result of an increase in product maintenance and development cost as a result of the reduction of capitalizing software. And that is part of the reason we will be able to decrease costs on a go-forward basis.
Leslie Bernhard: Tony, would you speak to some of the fees that were directly related to Sarbanes-Oxley consulting and some of the other outside consulting activities?
Tony Fidaleo: Certainly. Included in G&A - general (and) administrative for the quarter - (there's) approximately $50,000 in direct legal and accounting fees associated with Sarbanes-Oxley and another application we're required to adhere to for our publicly traded customers - Statement on Accounting (Standard) 70. These costs are going to be ongoing over the next probably 12 months to a high degree, and then - and then will be an ongoing annual cost similar to an audit. Those costs are directly related with our getting in compliance with Sarbanes-Oxley.
Leslie Bernhard: OK. Thank you, Tony.  Jeff, will you speak (a bit) to our reduction in operating expense?
Jeff Baudo: Yes. We took a real hard look at our operating expenses - what we were doing relative to development and, on a go-forward basis, the reduction in requirements for development. And as result, was really able to take a hard look at our staff. Again, staff costs are our single biggest expense. Moving forward next year to 2005, we'll be reducing 6.5 full-time equivalent positions. We'll also be reducing a part-time consultant. Along with that, we have all our employees
            (in) management included, who will be experiencing a five percent reduction in salary. In addition to that, we looked very closely at all our ongoing costs, and have really tightened our belt in terms of what is absolutely necessary in terms of moving forward. We were also very fortunate in being able to renegotiate our telecommunications contract for next year, which will offer us a significant saving. And in looking at all those pieces, in the whole, it roughly is a little over $1 million of operating expense that we will not have next year.
Leslie Bernhard: Thank you. Ben, could you tell us about our new channel strategy and some of the moves that you made?
Ben Smylie: Sure, Leslie. First, let me just address a point you raised earlier regarding current status with Manheim. We continue to be cautiously optimistic about our near-term prospects for revenue (from Manheim). Current schedules call for the AdStar tab on the Manheim Dealer Inventory System - this is a device which allows Manheim dealer customers to place newspaper ads - to be introduced to Manheim dealer - to the Manheim dealer environment in Atlanta before year end. This anticipates connection between Manheim and Atlanta newspapers' new (auto)-vertical Web product being deployed by AdStar. It's scheduled for go-live in the first week of December.
            The second point I'd like to discuss is channel partnerships. Many of you are aware that AdStar announced last week the signing of a channel sales and distribution agreement with Atex Media Command. This (was) a very, very significant point. First of all, we've become a supplier to suppliers, as Leslie said. We're providing e-commerce services to the largest distribution channel in the newspaper industry - that's Atex. And with over 300 newspapers currently using their front-end products, it offers us an excellent opportunity to have our product represented by their sales and support organizations. We'll be able to utilize Atex's large worldwide sales and support organization to do what we previously had done ourselves. And this potential means that a new marketing model will come into being at AdStar - one which reduces cost of goods sold and reduces sales expenses at the same time, while opening up a very, very large audience of potential users to our product. The model will be repeated in future as we work with other newspaper front-end vendors and other audience aggregators in the industry. That means that our sales and marketing will shift from a paper-by-paper orientation to a channel orientation. And with it, we will have attendant reduction in operating expense and sales expense. And lastly, this means that our (XML) marketing partners - companies like CityXpress, Innovectra and NMI - will have access to a much larger community of newspapers. This is great news because as we move additional transactions through our gateway in order to serve the people in this


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            community, we'll engender additional charges for these. So that's the news from Sales and Marketing.
Leslie Bernhard: Good. Thank you, Ben.  Mark, I'd like to open it up for questions now.
Operator:   Thank you very much. The question-and-answer session will be conducted electronically today. If you would like to ask a question, you can do so by pressing star one on your telephone keypad. Once again, that is star, one, on your telephone keypad. We will proceed in the order (that) you do signal us, and we'll take as many questions as time allows. If you are using a speakerphone, please ensure that your mute function is off so our equipment can receive your signal. If you would like to take yourself out of the key - queue, you can do so by pressing the pound key. We'll pause just one moment to assemble our roster. Our first question today will come from George Karutz with Karutz Capital.
George Karutz: Good afternoon, Leslie, Jeff.
Leslie Bernhard: Good afternoon, George.
George Karutz: How you doing?
Leslie Bernhard: Good...
George Karutz:...(want to) ask you is, when do you anticipate the first revenues from your deal with Atex? And after that, what kind of a 12-year -
            12-month revenue do you think you'll get from that deal?
Leslie Bernhard: Well, we do have internal forecasts. I suppose, Ben, we could
            - we could share with George when we expect first revenues. And we're not really prepared at this time to give any guidance on the - on the contract. But Ben could speak to numbers of papers, I suppose, and when they - how we think we'd phase them in.
Ben Smylie: The first revenues from the Atex agreement should come early in Q1 of next year. They already have several of their domestic newspapers
            (teed) up for this opportunity. So they'll be the first newspapers that we will connect. And I wouldn't feel comfortable giving any guidance about the first year's schedule as yet, Leslie.
Leslie Bernhard: OK. That's fine. So George, it's a little bit premature. (Just)
            suffice it to say we have viewed it conservatively from the standpoint of our sales forecast, and we're very excited to have the
            - have the universe of the 300 newspapers globally available to us.
            And with the combination of Atex resources - which typically is what paces AdStar, is a lack of resource and a lack of - a lack of support because people out at newspapers have other things to do - we're now working directly with the system providers, and so the level of information and the speed with which we can get it will be the best we've ever had. And we believe that that will really accelerate things.
George Karutz: OK. And when do you anticipate becoming cash-flow positive? Leslie Bernhard: We - we're not prepared at this point to give you a specific quarter. I can tell you we will be cash-flow positive and profitable next year.
George Karutz:  Both.
Leslie Bernhard:  Both.
George Karutz:  Profitable and cash...
Leslie Bernhard:  Both.
George Karutz:... (flow) positive.
Leslie Bernhard:  Yes.
George Karutz:  OK.  (And) your old ASP business, you know, (x'd) out your deal with Atex, because, I mean, that's got to be ASP, too, running...
Leslie Bernhard:  Yes.
George Karutz:... through your ASP.
Leslie Bernhard:  That is correct.
George Karutz: But your legacy, as I guess I'd call it - not the new business that you're - that you're signing with a joint venture - do you see that going back and beginning to grow now that all this is passing - the clouds over these newspapers?
Leslie Bernhard: I'm not sure I'm exactly clear. Just say that last part again. George Karutz: Well, do you anticipate - you know, your transactions were flat at 150,000...
Leslie Bernhard:  Correct.  Oh, yes...
George Karutz:  And (x'd) out your new deal with Atex...
Leslie Bernhard:  Right.
George Karutz:... I mean, do you anticipate that beginning to grow at a more
            - at a rapid rate?
Leslie Bernhard:  Absolutely.  That was a one-time anomaly.  And we're confident that from what we've seen already...
George Karutz:  Are you already...
Leslie Bernhard:... that that will come (back).
George Karutz:... seeing a pickup in this quarter?


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Leslie Bernhard:  Yes.  Yes.
George Karutz:  OK.  And so you're going to have a lot expense write-offs in this quarter from getting rid (of) different employees. But then you'll be clean by the end of the year.
Leslie Bernhard:  Correct.  So the impact will be in the first quarter.
George Karutz:  OK.
Leslie Bernhard:  Yes.
George Karutz:  Thank you.
Leslie Bernhard:  Oh, you're welcome.
Operator:  As a reminder; if you would like to ask a question today, you can do so by pressing star one on your telephone keypad. Next, we hear from Jonathan Ziegler with J.M. Dutton.
Jonathan Ziegler:  Hello, folks.
Leslie Bernhard:  Hey, Jon.
Male:  Hello, Jon.
Jonathan Ziegler:  ((inaudible))  I had a couple of questions, of course.  You had an exciting announcement today about the relationship with NMI. And I don't know if you can give us any detail on how that might ramp. Does it have application in the U.S., where I guess we're sort of cell-phone illiterate, here? But can you give us any idea what the - how it might impact your revenue and profit stream?
Leslie Bernhard:  I can't from the standpoint of revenue and profit.  I can from the standpoint of application.
Jonathan Ziegler:  OK.
Leslie Bernhard:  The use of - when we first started talking to NMI and started seeing what they were doing in Europe and started looking at this extension out to the advertiser through the mobile phone, we were excited about it, thought it would be a nice opportunity to combine with the AdStar offering and really use that to help push our product in Europe, because Europe is so far ahead and really requires SMS or cell-phone-technology-type messaging support for anything they do. Since then, on October 11th, Google introduced an SMS offering, where using your cell phone, you, in the U.S., can query the Google database. And others are coming out of the woodwork, (and) television ads that relate to the various mobile carriers in this country are beginning to promote more and more the text-messaging aspects. And so we've already had inquiries from media companies - domestic media companies - relative to this SMS extension. So although we initially felt that we would do something in the European market next year with SMS, (and) 2006, we'd do an introduction (in) the domestic market, we're going to be doing something in the domestic market next year simultaneous with Europe.
Jonathan Ziegler:  Oh, (great).
Leslie Bernhard:  And that's the good news.  Now, when it comes to actually quantifying revenue and profits, it's too early for me to do that. Jonathan Ziegler: OK.
Leslie Bernhard: But it definitely is starting at the beginning of next year. Jonathan Ziegler: Sounds good.
Leslie Bernhard:  Yes.
Jonathan Ziegler: Secondly, you had kind of a blurb in here about "The Atlantic Journal" - "Atlanta Journal-Constitution" - and I know Manheim's down there - but it looks like you're adding the - you're expanding your verticals.
Leslie Bernhard:  Yes.
Jonathan Ziegler:  What - what's the outlook for other journals expanding the timeframe (on) going into other verticals, as well?
Leslie Bernhard:  Ben, why don't you speak to the balance of the Atlanta commitment, and then to some of the other opportunities with the other media companies?
Ben Smylie: Well, Atlanta has been an excellent opportunity for the company to take its core Web-based (ad-taking) sales product and enhance it with some of the new techniques and technology that Cox Enterprises and its subsidiary Atlanta newspapers see as being drivers for the market online for newspapers. So we undertook a non-recurring engineering project in conjunction with Atlanta newspapers to build out their four verticals. We launched a new jobs package, which has been highly successful at forcing combination buys both on the Internet and online for Atlanta newspapers, which will soon be rolled out to the rest of the Cox newspapers properties, based on AdStar's technology. In addition, we're just about to launch our (autos) package for Atlanta, which is a new, enhanced (autos) vertical which also contains elements of Manheim ads in it. So we're very excited about that. (And) Cox intends to roll out that model to their other properties, as well. In addition, by the end of the year, we're scheduled to roll out a new real estate vertical offering with some technologies and


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            user interface techniques in it at Atlanta, which will again become a model for Cox. And then we're going to roll out, in the new year, in the first quarter, a new general merchandise category called
            "Stuff" at Atlanta, which will also contain elements of new technology that will be used in the rest of Cox. And what we do
            (and) take away from this experience is new user interface and new technology and new workflow, which are incorporated into AdStar's basic Web-based ad sales offering. And then, in turn, elements of that are offered to our other customers, both new and old. So we get to benefit across the spectrum because we pick up ((inaudible))
            (engineering), as well as new services and capabilities, which we then offer to the rest of our audience.
Jonathan Ziegler:  That's great.  So Cox doesn't have an exclusive right to it.
            You don't have to pay them any royalty.
Ben Smylie:  That's correct.
Jonathan Ziegler: Good. And then finally - I (don't know whether) Tony or Jeff, you talked about a $1 million savings through some of your cost-reduction programs. Do you know, next year - and I know that's a global number for the entire year - is that something that scales up as the year goes on? Or do you think (it'd) be pretty even by quarter? Or any kind of input on that?
Male:  For the most part, Jonathan, it's pretty even by quarter.
Jonathan Ziegler:  OK.
Male:       Again, because of some unusual one-time expenses this year that would not come about next year, (it) - there may be some peaks and valleys. But for the most part, it should be ongoing reduction.
Jonathan Ziegler:  Got you.  Thanks very much, guys.
Leslie Bernhard:  Thank you, Jonathan.
Male:  (Righto).
Operator:   At this time, we have no questions in the queue, but I would like to briefly remind our audience, if you would like to ask a question today, you can do so by pressing star one on your telephone keypad.
            And we'll pause just one moment to see if there are additional questions. And appears at this time, there are no questions. I will now turn the conference back over to Ms. Leslie Bernhard for any closing or additional remarks.
Leslie Bernhard:  Thank you, Mark.  And thank you all for being with us today.
            And we're working as hard as we can to build as much value as we can for all of you as well as ourselves. So thank you, again.
Operator:   And that does conclude today's conference call. If you wish to access the replay of this call, you may do so by dialing
            1-888-203-1112, or area code 719-457-0820. I'll repeat those numbers. That is: 888-203-1112, or 719-457-0820 - with passcode
            310490. Again, that passcode is 310490. This concludes today's call.
            Thank you for participating. Have a nice day.

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